EXHIBIT 10(l)(viii)

ALBANY INTERNATIONAL CORP.
2011 PERFORMANCE PHANTOM STOCK PLAN

As adopted May 26, 2011

1. Purpose of the Plan.

     This Albany International Corp. 2011 Performance Phantom Stock Plan (the “Plan”) is intended as an incentive to officers and other key employees of Albany International Corp. (the “Company”) and its subsidiaries to encourage them to remain in the employ of the Company and its subsidiaries by providing officers and other key employees with an interest in pursuing the long-term growth, profitability and financial success of the Company and its subsidiaries.

2. Definitions.

     As used herein, or in any instrument governing the terms of any award granted hereunder, the following terms shall have the following meanings:

     (a) “Albany Group” shall mean the Company and all corporations which are, at the time, subsidiaries of the Company.

     (b) “Award Agreement” shall have the meaning set forth in Section 4(c).

     (c) “Beneficiary” shall mean a person designated by the Participant in a written instrument delivered pursuant to the Plan to receive a payment due under the Plan upon the Participant’s death, signed by the Participant and delivered to the Company prior to the Participant’s death or, if no such written instrument is on file, the Participant’s estate.

     (d) “Board” shall mean the Board of Directors of the Company.

     (e) “Business Day” shall mean any day on which the shares of Common Stock are traded on The New York Stock Exchange or, if the shares of Common Stock are not traded on such exchange, on such other securities market or securities exchange on which such shares are traded as the Committee may determine.

     (f) “Cause” shall be deemed to exist if a majority of the members of the Board determine that the Participant has (i) undertaken a position in competition with the Company; (ii) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; (iii) failed to make a good faith effort to carry out his or her duties; (iv) wrongfully and substantially enriched himself or herself at the expense of the Company; (v) violated any material Company policy; or (vi) been convicted of a felony.

     (g) “Change in Control” shall, unless otherwise restricted in an Award Agreement, be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered a Change in Control; or (iii) there is a change in ownership of a substantial portion of the Company’s assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company. A more restrictive definition of Change in Control that may be set forth in any Award Agreement shall nonetheless conform to the regulations promulgated pursuant to Section 409A of the Code.

     (h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations, interpretations and administrative guidance promulgated thereunder.

     (i) “Committee” shall mean either the Board, the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate to exercise the powers conferred upon “the Committee” by the Plan.

     (j) “Common Stock” shall mean the Class A common stock ($0.001 par value) of the Company, or any other security into which such stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

     (k) “Determination Date” shall have the meaning set forth in Section 5(a).

     (l) “Disability” shall be deemed to have occurred if the Committee has determined that a Participant is “disabled” under the Company’s long term disability policy and meets one or more of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

     (m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and all regulations, interpretations and administrative guidance promulgated thereunder.

     (n) “Fair Market Value” shall mean, with respect to any share of Common Stock, as of the applicable date of determination, (i) the closing price of such share as reported in “New York Stock Exchange Composite Transactions” in “The Wall Street Journal” (or, if no quotation shall have been made on such relevant date, on the next preceding day on which there were quotations); or (ii) if the Company’s shares of Common Stock are not traded on such exchange, such price as reported on such other securities market or exchange on which such shares are traded as the Committee shall determine; or (iii) if the Company’s shares of Common Stock are not traded on any other securities market or exchange, as reasonably determined by the Board in good faith using a reasonable valuation method.

     (o) “Final Award”, with respect to a Performance Period, shall mean the number of shares of Performance Phantom Stock equal to the product of the Target Award multiplied by the Performance Percentage for the Performance Period (which number may be zero).

     (p) “Good Reason” shall mean a termination of the Participant’s employment as a result of the occurrence of any of the following, without the Participant’s consent: (i) a material adverse change in the Participant’s authority and responsibilities or (ii) a change in the Participant’s principal place of business to a location more than 50 miles from such Participant’s location on the date of grant of the Performance Phantom Stock; provided, that, in either case, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following receipt of such notice.

     (q) “Involuntary Termination” shall mean a termination of the employment of a Participant by the Company or one of its subsidiaries for any reason other than Cause.

     (r) “Participant” shall mean an employee of the Company or a subsidiary of the Company who is eligible to participate in the Plan and to whom one or more Award Agreements have been issued pursuant to the Plan and, following the death of any such employee, his or her Beneficiary.

     (s) “Performance Measures” shall mean, with respect to any Award Agreement, the business criteria selected by the Committee to measure the level of performance of the Company and/or a business unit, segment, division or subsidiary of the Company during a Performance Period.

     (t) “Performance Percentage” shall mean, for any Performance Period, the percentage determined in respect of any Performance Measure reflecting actual performance compared to the Performance Target.

     (u) “Performance Period” shall mean the period of time during which performance under a Performance Measure will be measured in order to determine the degree of payout and/or vesting with respect to an award under the Plan. Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping.

     (v) “Performance Phantom Stock” shall mean a right granted by the Committee pursuant to Section 4(a) to receive the value (as determined pursuant to the Plan) of a share of Common Stock, to the extent such share of Performance Phantom Stock is earned and vested pursuant to the terms of the Plan, as of a specified date or as of the date of occurrence of a specified event with none of the attendant rights of a shareholder of such shares except to the extent otherwise provided herein.

     (w) “Performance Phantom Stock Account” shall mean an account for and on behalf of each Participant which the Company shall establish and maintain on its books, for recordkeeping purposes only, and in which it will record the number of shares of Performance Phantom Stock underlying a Final Award determined in respect of a Participant.

     (x) “Performance Target” shall mean the level of performance with respect to a Performance Measure for a Performance Period that would result in a Performance Percentage of 100%.

     (y) “Plan” shall mean this Albany International Corp. 2011 Performance Phantom Stock Plan, as it may be amended from time to time.

     (z) “Qualifying Termination” shall mean an Involuntary Termination or a termination of the Participant’s employment by the Participant for Good Reason, in either case within one year following a Change in Control.

     (aa) “Retirement” shall mean a termination of the employment of the Participant, after the Participant has attained 62, for any reason other than death, Disability, Cause or Involuntary Termination.

     (bb) “Share Price” shall mean, with respect to any Vesting Date, the average Fair Market Value over a period of 20 consecutive Business Days ending on the fifth Business Day preceding such date; provided that, to the extent any portion of such period shall include one or more Business Days falling within the period of time after an announcement by the Company of quarterly financial results during which Company insiders are generally permitted to engage in transactions involving Company securities (an “Open Window Period”), then such 20-consecutive-Business-Day period shall instead end on the last Business Day immediately preceding such Open Window Period.

     (cc) “Target Award”, with respect to a Performance Period, shall mean the number of shares of Performance Phantom Stock comprising a Participant’s Final Award if the Performance Percentage is 100%.

     (dd) “Vesting Date” shall have the meaning set forth in Section 5(b).

3. General.

     (a) Effective Date. The Plan shall be effective from and after June 1, 2011, until terminated as provided herein.

     (b) Administration. The Committee shall administer the Plan. The Committee shall interpret the Plan and make all decisions with respect to the rights of Participants hereunder; provided, however, that no member of the Committee shall act on any matter in which such member has a particular or special interest.

     (c) Eligibility. The persons who shall be eligible to receive awards of Performance Phantom Stock pursuant to the Plan shall be those employees of the Company or any of its subsidiaries who are largely responsible for the management, growth and protection of the business of the Company and any other employees of the Company and who are approved for participation by the Committee.

     (d) Indemnification of the Committee. In addition to such other rights of indemnification as they may have as directors, as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with an appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any awards granted hereunder and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

4. Grant of Performance Phantom Stock.

     (a) Award of Performance Phantom Stock. Subject to the provisions of the Plan, the Committee may from time to time exercise its discretion to award Performance Phantom Stock to eligible employees in such amounts and on such terms as the Committee shall determine.

     (b) Performance Periods. In respect of any award of Performance Phantom Stock under the Plan:

     (i) Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Measure(s) and Performance Target(s) for such Performance Period and (b) schedules or other objective methods for determining the Performance Percentage(s) to be applied to determine the Final Award.

     (ii) The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

     (c) Award Agreements. The award of any Performance Phantom Stock shall be evidenced by a written agreement (the “Award Agreement”) executed by the Company and the Participant in accordance with its terms, stating the Target Award, Performance Period, Performance Measure(s) and Performance Target(s) and such other terms and conditions of the award as the Committee may from time to time determine.

5. Determination and Vesting of Final Award; Establishment of Performance Phantom Stock Account. Unless otherwise provided in the Award Agreement, in respect of any award of Performance Phantom Stock under the Plan:

     (a) On a date as soon as practicable after the end of the Performance Period, and in no event later than the last day of the first February following the Performance Period (the “Determination Date”), the Committee shall determine the Performance Percentage in accordance with the terms set forth in the Award Agreement and the resulting Final Award to be allocated as of the Determination Date to the Participant’s Performance Phantom Stock Account for the Performance Period. If a Participant’s Final Award is determined by the Committee to be zero, no Performance Phantom Stock will be allocated to his or her Performance Phantom Stock Account and the Participant shall have no further rights under his or her Award Agreement in respect of such Performance Period.

     (b) Unless otherwise provided in the Award Agreement and subject to Section 5(c) below, the Final Award shall vest on the following dates (each, a “Vesting Date”) as follows:

     (i) Twenty percent (20%) of the Final Award shall vest on the Determination Date, subject to the Participant being employed with the Albany Group on such Vesting Date;

     (ii) Twenty percent (20%) of the Final Award shall vest on the first anniversary of the Determination Date, subject to the Participant being employed with the Albany Group on such Vesting Date;

     (iii) Twenty percent (20%) of the Final Award shall vest on the second anniversary of the Determination Date, subject to the Participant being employed with the Albany Group on such Vesting Date;

     (iv) Twenty percent (20%) of the Final Award shall vest on the third anniversary of the Determination Date, subject to the Participant being employed with the Albany Group on such Vesting Date; and

     (v) Twenty percent (20%) of the Final Award shall vest on the fourth anniversary of the Determination Date, subject to the Participant being employed with the Albany Group on such Vesting Date.

     (c) Special Vesting. Unless otherwise provided in the Award Agreement and except as provided in Section 7, in the event that a Participant’s employment with the Albany Group terminates due to death, Disability, Retirement or Involuntary Termination:

     (i) prior to the Determination Date, the Vesting Date for 50% of the Target Award shall be accelerated to the effective date of such termination; and

     (ii) subsequent to the Determination Date, the Vesting Date for 50% of all unvested Performance Phantom Stock credited to such Participant’s Performance Phantom Stock Account shall be accelerated to the effective date of such termination.

     (d) Forfeiture of Performance Phantom Stock. Unless otherwise determined by the Committee at any time at or after the date of grant or as provided in the Award Agreement and except as provided in Section 7, upon the effective date of the termination of a Participant’s employment with the Albany Group, such Participant shall automatically forfeit without consideration or any action being required by any party:

     (i) the remaining 50% of the Target Award in the event of a termination of a Participant’s employment for a reason and at the time specified in Section 5(c)(i);

     (ii) the remaining 50% of unvested Performance Phantom Stock then credited to such Participant’s Performance Phantom Stock Account in the event of a termination of a Participant’s employment for a reason and at the time specified in Section 5(c)(ii);

     (iii) in the event of a termination of a Participant’s employment for any reason not specified in Section 5(c), (A) prior to the Determination Date, 100% of the Target Award and (B) subsequent to the Determination Date, 100% of all unvested Performance Phantom Stock then credited to such Participant’s Performance Phantom Stock Account.

     (e) Optional Terms and Conditions. To the extent not inconsistent with the Plan, the Committee may prescribe such terms and conditions applicable to an award of Performance Phantom Stock as it may in its discretion determine.

6. Payment of Performance Phantom Stock.

     (a) As promptly as practicable after each Vesting Date and in no event later than the later of (i) December 31 of the year in which the Vesting Date occurs, and (ii) the 15th day of the third month following the Vesting Date, the Company or one of its subsidiaries shall pay to the Participant or the Participant’s Beneficiary, as applicable, an amount in U.S. dollars equal to the product of (i) the number of shares of Performance Phantom Stock vesting on such Vesting Date multiplied by (ii) the Share Price as of such Vesting Date.

7. Qualifying Termination.

     (a) In the event of a Qualifying Termination, the provisions of this Section 7 shall apply notwithstanding any other provision herein to the contrary. Upon the occurrence of a Qualifying Termination:

     (i) prior to the Determination Date, the Vesting Date for 100% of the Target Award shall be accelerated to the effective date of such termination; and

     (ii) subsequent to the Determination Date, the Vesting Date for 100% of all unvested Performance Phantom Stock then credited to such Participant’s Performance Phantom Stock Account shall be accelerated to the effective date of such termination.

8. Clawback/Recoupment.

     Notwithstanding anything in the Plan to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to include in any Award Agreement the Company’s right to recoup compensation of whatever kind paid by the Company or any of its subsidiaries at any time to a Participant under the Plan.

9. Adjustment in Event of Changes in Capitalization.

     Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares or the like, the number and class of shares covered by the Performance Phantom Stock and the value of any outstanding Performance Phantom Stock shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

10. Funding

     (a) Participant’s Right Unsecured. The Plan shall be unfunded. Amounts payable hereunder shall be paid from the general assets of the Company. The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Performance Phantom Stock Account or any other assets of the Company.

     (b) Establishment of Trust. The Company may establish a trust pursuant to a trust agreement and make contributions thereto for the purpose of assisting the Company in meeting its obligations in respect of benefits payable under the Plan; provided that the trust fund will be available to pay the claims of any creditor of the Company to whom a distribution may be made in accordance with state and federal bankruptcy laws.

11. Miscellaneous.

     (a) Non-Transferability. No Performance Phantom Stock shall be assignable or transferable by a Participant, and no other person shall acquire any rights therein other than by will, the laws of descent and distribution, or pursuant to the designation of a Beneficiary pursuant to Section 11(f). The Performance Phantom Stock shall not be pledged, hypothecated, sold, assigned or otherwise disposed of, encumbered or transferred, in whole or in part. Any purported pledge, hypothecation, sale, assignment or other disposition, encumbrance or transfer of a Performance Phantom Stock and any levy of any execution, attachment or similar process upon a Performance Phantom Stock, in whole or in part, shall be null and void and without effect.

     (b) Withholding Taxes. Any payments made to a Participant under the Plan shall be net of an amount sufficient to satisfy any U.S. federal, state, local or foreign withholding tax requirements.

     (c) 409A Delay. Notwithstanding any provision to the contrary, if, pursuant to the provisions of Section 409A of the Code, any payment is required to be delayed as a result of a Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such payments under the Plan shall not be made prior to the earlier of (A) the expiration of the six month period measured from the date of the “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Participant’s death. Upon the expiration of such period, all payments under the Plan delayed pursuant to this Section 11(c) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

     (d) No Special Employment Rights; No Right to Award.

     (i) Nothing in the Plan or in any Award Agreement entered into pursuant to the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or a subsidiary or interfere in any way with the right of the Company or a subsidiary at any time to terminate such employment or provision of services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award hereunder.

     (ii) No person shall have any claim or right to receive an award hereunder. The Committee’s granting of an award to a Participant at any time shall neither require the Committee to grant an award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

     (e) No Rights of Shareholders. Participants shall have no rights as shareholders of the Company with respect to awards of Performance Phantom Stock.

     (f) Designation of Beneficiary. A Participant may at any time designate a Beneficiary. Such designation may be made or changed by the Participant, at any time thereafter, by a written instrument filed with the Committee or by the Participant’s will.

     (g) Governing Law; Choice of Forum. The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

     (h) Amendment or Termination. The Plan may be amended or terminated at any time by the Board or by the Committee; provided that, unless otherwise required by law, including without limitation Section 409A of the Code, the rights of a Participant with respect to outstanding Performance Phantom Stock granted prior to such amendment or termination may not be impaired without the consent of such Participant. Except as otherwise permitted by Section 409A of the Code, each award shall remain outstanding and continue in accordance with the terms of the Plan and any applicable Award Agreement.